UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 7, 2021, Blucora, Inc. (the “Company”) issued a press release announcing the transfer of Legacy Capital Advisors, LLC to Avantax, the Company’s wealth management business. A copy of the press release can be found below.

Avantax Welcomes Legacy Capital Advisors, LLC

Atlanta-based firm with $126 million1 in total client assets

DALLAS – (April 7, 2021) – Avantax, the wealth management business of Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, welcomes Legacy Capital Advisors, LLC, an elite Atlanta-based firm with approximately $126 million1 in client assets. Legacy Capital Advisors has developed a proprietary financial planning process – called The Ring Formula – that enables the firm to apply a proven, repeatable and customizable approach for helping clients pursue financial wellness.

Led by Managing Partners Chris Kirkland and Kevin Kelly, Legacy Capital Advisors serves a diverse client base ranging from retirees or soon-to-retire clients for whom income generation is key, to clients earlier in their investing cycle who often are looking to develop a long-term financial plan while taking prudent steps such as paying down debt, saving for their children’s education, and getting advice on estate planning, trusts, wills and even long-term-care considerations.

Legacy Capital Advisors transferred to Avantax Wealth Management℠ from LPL Financial because Legacy Capital Advisors wanted a financial partner who would be a better fit for their long-term growth plans and who shared a commitment to sector-leading personalized service and attention.

“Having access to the tax professionals within the Avantax network is a key competitive advantage for us. This allows us to open up new growth avenues with a stronger platform and a one-stop-shop for clients,” said Chris Kirkland, Managing Director of Legacy Capital Advisors. “Our firm’s strong growth is due to the personalized nature of our client relationships, but we knew we needed a more focused partner, and because we weren’t getting the personal approach we wanted from our prior broker-dealer, we started looking for a partner who would really know us, what makes us different and what’s important to us. We found that in Avantax.”

Avantax’s way of doing business is highly complementary to the Legacy Capital Advisors’ approach of leveraging proven practices, but doing so in a very personalized way for clients.

“We’re family folks here and because our work is very personal to us, we found it hard to function feeling like we were just another number to our financial partner,” said Kevin Kelly, Managing Director of Legacy Capital Advisors. “We chose the name ‘Legacy’ because we take a multi-generational approach with clients. We celebrate personal events and milestones with our clients because we’re the kind of firm that still cares about those things, and our clients value that. We feel that same personal approach with Avantax, and we were drawn by its focus on strategic partnerships and helping its firms grow when, where and how they want.”

In welcoming Legacy Capital Advisors, Avantax Wealth Management President Todd Mackay said: “We’re extremely pleased to earn this new relationship with Chris, Kevin and their incredible Legacy Capital Advisors team, which provides such excellent service to their clients. Their proven proprietary financial planning process, intense focus on personalized service, and commitment to growth gives me great optimism that Legacy Capital Advisors and Avantax have a bright future together.”

Avantax added more than 200 new Financial Professionals in 2020, excluding attrition.

-more-

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1 As of Jan. 31, 2021

Avantax Welcomes Legacy Capital Advisors/Page 2

About Avantax Wealth Management℠
Avantax Wealth Management℠, which comprises the Wealth Management business of Blucora, Inc. (NASDAQ: BCOR) offers a tax-advantaged approach for comprehensive financial planning. Through its Tax-Smart approach, Avantax Financial Professionals help clients leverage taxes to create financial growth opportunities. Most financial companies treat taxes as an afterthought, or not at all, even though taxes are one of life’s most complex and costly expenses. Avantax uses technology, tax and wealth management insights to uncover tailored and advantageous opportunities across our clients’ financial lifecycles to help enable better long-term outcomes. As of Dec. 31, 2020, Avantax Wealth Management had $83 billion in total client assets.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with $83 billion in total client assets as of Dec. 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Important Additional Information and Where to Find It

Blucora, Inc. (the “Company”) has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

Contacts:

Tony Katsulos

Avantax

(972) 870-6654

pr@avantax.com

Dee Littrell

Blucora, Inc.

(972) 870-6463

IR@blucora.com

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